Exhibit 10.29

14 October 2005

Mr. Max Scheder-Bieschin
549 Sycamore Lane
Cotati, CA 94931

Re:     Your Employment

Dear Max:

It is my pleasure on behalf of Zap, a California corporation, (“ZAP”) to offer you employment with our Company as Executive Vice President, reporting directly to the Chief Executive Officer.  Assuming all parties agree at the conclusion of a three month period, you would then be promoted to the position of President of ZAP.

Your annual salary will initially be $120,000.  You will also be issued two hundred fifty thousand warrants at a strike price of $1.20, warrants to have piggyback registration with a current term through July 1, 2007, and you will participate in ZAP’s Employee Stock Option Plan (“ESOP”) and receive an option to purchase 250,000 shares in accordance with the terms of the ESOP.

The terms of the employment relationship would be as stated in the employee handbook.  You will participate in the standard benefit programs offered by ZAP, including health and medical.  As an officer, you will be named insured under ZAP’s Directors and Officers insurance policy.

Very truly yours,

/s/ STEVEN SCHNEIDER
Steven Schneider

Chief Executive Officer

ZAP, 501 Fourth Street, Santa Rosa, CA 95401 USA
Tel: (707) 525-8658 • fax: (707) 525-8692 • web site: www.zapworld.com
Email: zap@zapworld.com • Stock Symbol: ZAPZ